Contact:
Craig Cook, Chief Administrative Officer
Cardinal Communications, Inc.
303-285-5348

FOR IMMEDIATE RELEASE: NEWS
April 25, 2006 OTCBB: CDNC

Cardinal Communications Responds To Strong Business Growth By
Adding Veteran Business And Financial Leaders To Board Of Directors

BROOMFIELD, Colo., April 25, 2006 - Cardinal Communications, Inc. (OTC Bulletin Board: CDNC), a provider of voice, video and high-speed broadband communications services, and a specialized developer of residential real estate (the “Company”), today announced that it had named four additional members to its Board of Directors: Joseph M. Durnford, Robert T. Hale, Robert R. Searls, and Kerry D. Briggs.

According to Dick Wilson, Chairman of the Company’s Board of Directors, “we have all been extremely impressed with the remarkable turn-around executed by current management. We believe that the Company is now poised to extend its unprecedented growth and, if we are to continue to provide effective guidance, the Board of directors must also grow. The individuals we have added to our Board will allow the Company to take advantage of exceptional knowledge and experience in the telecommunication, real estate, and financial industries.”

The background of the four individuals is as follows:

Joseph M. Durnford has over 19 years experience in corporate finance, accounting, business strategy, and mergers and acquisitions. Mr. Durnford is the Founder and CEO of JD Ford & Company, a specialized investment bank that has been directly responsible for completing numerous middle market merger and acquisition transactions, and raised capital through a variety debt and equity financing structures. During his career Mr. Durnford has participated in corporate finance and merger and acquisition transactions with values exceeding $1 billion, in a variety of industries including manufacturing, software development, real estate development, construction, financial services, and consumer products. He is a Certified Public Accountant and serves on the corporate boards of Thomas Industries, which he chairs, Compass Bank of Colorado, and Mallfinder Networks.

Robert T. Hale brings more than 35 years of business expertise to the Board, the majority of which involved the telecommunications industry. Mr. Hale is currently the Chairman of Granite Telecommunications a successful telecom and software services company. Granite Telecommunications, a profitable $280,000,000 company, provides local phone services, telecom expense reporting and premier dial tone support services to over 15,000 customers with over 120,000 locations and 490,000 telephone lines throughout the country. A graduate of Tufts University 1959 with a degree in economics, Mr. Hale has served on audit and compensation committees of various boards of directors. Mr. Hale co-founded Network Plus, Inc., and Ascent. He is former Chairman and Director of the merged Comptel/Ascent Board, is on the Board of the Harvard School of Public Health, and has served on the Board for The Lown Cardiovascular Research Foundation for the past eight years. Mr. Hale has also been Director of Sigecom, LLC and Utilicom Networks.

Robert R. Searls is a successful real estate developer and has formed a series of partnerships and corporations for the purpose of purchasing or developing a variety of real estate projects including commercial retail, office, self storage, multi-family and residential subdivisions. A former Navy and Eastern Airlines pilot Mr. Searls has been a Series 7 broker and negotiated the acquisition and sale of several hundred million dollars in real estate in Colorado and Florida.

Kerry D. Briggs is President and Owner of Briggs Financial Services a specialty line insurance agency serving the banking and credit union marketplace. Mr. Briggs has over 20 years of experience in the finance and banking industry. Mr. Briggs also is a successful real estate developer building and owning several apartment and condominium complexes in Utah, Arizona, and Kansas. Mr. Briggs served as a pilot in the United States Air Force Reserve for 28 years retiring in 2000 as a Colonel.

Ed Garneau, CEO of Cardinal Communications, Inc. stated “we are very pleased to have the addition of these four Board members. Their experience and knowledge of telecommunication, real estate development, acquisitions, and investment banking will be a tremendous benefit to Cardinal Communications, Inc., as we continue to grow our business footprint both here in the United States and abroad.”

All four new Board members will join the Board immediately.

About Cardinal Communications, Inc.
Cardinal Communications operates a suite of vertically integrated businesses that provide both bundled digital communications services (voice, video and high-speed Internet) and high-quality real estate to the residential marketplace. The Company’s expertise in communication infrastructure and turnkey residential development allows Cardinal to capitalize on growing demand among homebuyers for modern residences that are pre-equipped with a range of digital communications options. The Company is also partnering with other developers that seek Cardinal’s expertise in designing, building and operating residential communication networks that will deliver long-term revenue opportunities.

Cardinal also operates Get-A-Phone, a provider of specialized local and long-distance calling programs in select U.S. markets. Based in Broomfield, Colo., publicly traded Cardinal trades on the Bulletin Board under the symbol “CDNC.” For more information, visit the Company’s website at www.cardinalcomms.com.

SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Cardinal Communications and its subsidiaries and divisions. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Cardinal Communications' Securities and Exchange Commission filings. Cardinal Communications wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Cardinal Communications. There are many factors that will determine whether Cardinal Communications will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Cardinal Communications undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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